Exhibit 99.1

Community Valley Bancorp Announces Dividend

(Chico, CA 9-10-04) – Community Valley Bancorp, the holding company for Butte Community Bank, announced today that it has declared a cash dividend.

On August 17, 2004, the Board of Directors agreed to pay a cash dividend of seven and one half cents ($0.075) per share to shareholders of record as of September 30, 2004. The payment date for the dividend will be October 22, 2004.

About Community Valley Bancorp

Community Valley Bancorp (OTC BB: CVLL) is the parent company of Butte Community Bank, a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions.

Founded in 1990, Butte Community Bank is state-chartered with ten branches in seven cities including Chico, Magalia, Marysville, Oroville, Paradise, Red Bluff and Yuba City. It also operates loan production offices in Citrus Heights and Redding. Community Valley Bancorp has headquarters in Chico, California.